Exhibit 99.1

101 Main Street
P.O. Box 1628
Lafayette, IN  47902

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE:	For further information contact:
February 26, 2009	Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Year-end and Fourth Quarter Results,
Decision Not to Participate in the Treasury’s TARP Program and
Payment of a Cash Dividend

Lafayette, IN. – February 26, 2009 - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported unaudited net income for 2008 of $1.74 million or $1.12 per share, compared to net income of $1.57 million or $0.99 per share for 2007, an increase in earnings of 10.6% and an increase in earnings per share of 13.1%.  Quarterly earnings were $312,000 in the fourth quarter of 2008 compared to a $373,000 loss for the fourth quarter in 2007.  Total loans increased by $29.7 million or 10.0% in 2008, although net interest income actually declined by $1.1 million as the Fed’s interest rate cuts in 2008 caused the prime rate to fall by 400 basis points.  These rate decreases immediately affected loan rates, while deposit rates resisted the cuts as banks continued to offer higher interest rates to attract more deposits and improve their liquidity.

LSB President and CEO Randolph F. Williams stated, “We approached 2008 with some trepidation about the recession’s effect on the local economy but with great determination to improve the bank’s credit quality.  In 2007 we allocated $1.6 million to loan loss reserves anticipating that many of our foreclosed properties that had been working through the foreclosure process would be sold at sheriff’s sales in 2008.  We acquired and moved $3.0 million of foreclosed properties in 2008 and wrote off additional losses on approved short sales where properties were sold by borrowers for less than the amount of their loan, charging off a total of $1.2 million to loan loss reserves in 2008.  We were able to decrease our non-performing loans from $10.0 million at December 31, 2007 to $8.0 million at December 31, 2008.  This is our lowest level for non-performing loans since December 2006.  The adjustments we made to OREO property values in 2007 put us in a good position for 2008 as we sold over $4.6 million of OREO properties and recognized additional losses of only $156,000.  Our OREO properties at December 31, 2008 totaled $1.4 million, our lowest balance since mid-2005, and compared to $3.9 million at December 31, 2007.   Non-performing loans compared to total loans dropped from 3.32% at December 31, 2007 to 2.41% at December 31, 2008.”

Mr. Williams continued, “As you may know, in October 2008, the Treasury announced its Troubled Asset Reduction Program (TARP) under emergency legislation to address the tremendous challenges facing the financial industry.  Regulators were encouraging their banks to apply for capital infusions through the plan’s Capital Purchase Program as a way to increase capital.  The Treasury was encouraging banks to apply for the money to help unfreeze lending. Applications were due in less than a month which made it difficult to carefully evaluate the program.  Because of the limited time allowed for banks to submit their applications and because of concern about the economy, many banks, including us, applied for the funds as a way to secure time to consider their position.  With a tier 1 capital to assets ratio of 9.14% at December 31, 2008, Lafayette Savings Bank is considered well-capitalized compared to the regulatory well-capitalized tier 1 to assets ratio of 5.0%.  Nonetheless, we applied various stress tests to determine whether our capital was sufficient to keep us well-capitalized should the national economic downturn severely affect the local economy.  We evaluated the likelihood of a severe downturn occurring in our area in light of the diverse local economy, the presence of Purdue University and its thriving Research Park and the reported $600 million of capital invested in Greater Lafayette in 2008.  We took into account that our business plan has resulted in a balance sheet not troubled by a sub-prime loans, with no derivative investment products purchased to obtain high returns and no preferred stock from Freddie Mac or Fannie Mae.  On January 6, 2009 we received preliminary approval from the Treasury to receive $8.6 million of TARP CPP money.  While we feel privileged to have been approved to receive TARP money, our strong capitalization level, improving loan quality, generally stable local economy, and the continuing lack of clarity about the final government-mandated stipulations for those who accept this money has led our board of directors to respectfully decline to participate.  Our community oriented approach to banking has served us well for the past 140 years and we believe it will continue to provide us with sufficient capital to continue into the future.”

The Company also announced that it will pay a reduced quarterly dividend of $0.125 per share to shareholders of record as of the close of business on March 13, 2009 with a payment date of March 20, 2009.  Mr. Williams said, “This delayed announcement of the quarterly dividend is tied directly to the TARP decision above, as one of the requirements of banks accepting TARP money is that they give greater control over the dividend to the federal government.  Until we made a decision on the TARP, we could not address the payment of a dividend.”  Mr. Williams continued, “We chose to lower the dividend payment for several reasons.  We have always indicated that we would continue paying a higher dividend until we were in a position to grow our balance sheet.  Despite the troubled national economy, locally we continue to see substantial numbers of well-qualified borrowers applying for loans and we believe that using our equity to fund loans and thus grow the balance sheet is a prudent way to manage our capital.  Also, the reduced dividend will give us the flexibility to make strategic repurchases of our own stock which, like most bank stock, is selling at below book value.  Further, any capital we are able to retain because of this lower dividend will result in increased capital, increasing capital levels internally rather than taking it from the government.”

The financial information included in this press release is unaudited and subject to possible change when the audit is finalized.

The closing price of LSB stock on February 25, 2009 was $11.75 per share as reported by the Nasdaq National Market.

# # #

LSB FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands except share and per share amounts)

Selected balance sheet data:	Year ended December 31, 2008	Year ended December 31, 2007

Cash and due from banks	$2,046	$1,644
Short-term investments	9,179	4,846
Securities available-for-sale	11,853	13,221
Loans held for sale	1,342	---
Net portfolio loans	325,297	296,908
Allowance for loan losses	3,697	3,702
Premises and equipment, net	6,461	6,815
Federal Home Loan Bank stock, at cost	3,997	3,997
Bank owned life insurance	5,841	5,613
Other assets	6,996	8,966
Total assets	373,012	342,010

Deposits	258,587	232,030
Advances from Federal Home Loan Bank	78,500	74,256
Other liabilities	1,850	1,792

Shareholders' equity	34,075	33,932
Book value per share	$21.93	$21.78
Equity / assets	9.14%	9.92%
Total shares outstanding	1,553,525	1,557,968

Asset quality data:
Non-accruing loans	$7,976	$9,935
Loans past due 90 days still on accrual	0	59
Other real estate / assets owned	1,412	3,944
Total non-performing assets	9,388	13,938
Non-performing loans / total loans	2.41%	3.32%
Non-performing assets / total assets	2.52%	4.08%
Allowance for loan losses / non-performing loans	46.35%	37.04%
Allowance for loan losses / non-performing assets	39.38%	26.56%
Allowance for loan losses / total loans	1.12%	1.23%
Loans charged off ( year-to-date)	$1,183	$672
Recoveries on loans previously charged off	77	38

	Three months ended December 31,		Year ended December 31,
Selected operating data:	2008	2007	2008	2007

Total interest income	$5,229	$5,516	$21,319	$22,882
Total interest expense	2,779	2,969	11,286	11,665
Net interest income	2,450	2,547	10,033	11,227
Provision for loan losses	250	650	1,102	1,570
Net interest income after provision	2,200	1,897	8,931	9,657

Non-interest income:
Deposit account service charges	444	467	1,736	1,838
Gain on sale of mortgage loans	58	27	117	201
Gain on sale of securities	---	4	---	6
Gain(loss) on the sale of real estate owned	(186)	(947)	(156)	(1,097)
Other non-interest income	273	308	1,194	1,098
Total non-interest income	589	(141)	2,891	2,046

Non-interest expense:
Salaries and benefits	1,118	1,058	4,585	4,488
Occupancy and equipment, net	336	341	1,382	1,330
Computer service	140	129	549	493
Advertising	93	70	294	299
Other	606	844	2,476	2,712
Total non-interest expense	2,293	2,442	9,286	9,322
Income before income taxes	496	(686)	2,536	2,381
Income tax expense	184	(313)	796	807
Net income	312	(373)	1,740	1,574

Weighted average number of diluted shares	1,552,986	1,566,242	1,556,169	1,588,770
Diluted earnings per share	$0.20	$(0.24)	$1.12	$0.99

Return on average equity	3.65%	(4.31%)	5.08%	4.52%
Return on average assets	0.34%	(0.43%)	0.48%	0.45%
Average earning assets	$347,846	$319,701	$337,686	$328,426
Net interest margin	2.82%	3.19%	2.97%	3.42%
Efficiency ratio	82.22%	139.07%	78.62%	79.65%